EXHIBIT 99.3

WeTrade Group Inc. Announces US$50 Million Sales of Monkeypox Virus Test Kits to Parkway Medical Limited

BEIJING, Aug. 12, 2022 /PRNewswire/ -- WeTrade Group Inc. (“Wetrade” or the “Company”) (NASDAQ: WETG), an emerging growth company engaged in the business of providing software-as-a-services (SAAS) and cloud intelligent systems for micro-businesses, today announced the Company has entered into a sales agreement (the “Agreement”) on August 11, 2022 with Parkway Medical Limited (“Parkway Medical”) to sell monkeypox virus test kits and antigen tests for US$50 million.

Pursuant to the Agreement, Parkway Medical agreed to purchase 5 million units of nucleic acid test (RT-LAMP) and 6 million units of antigen tests (Colloidal Golden Technique) for an aggregate amount of US$50 million, and Parkway Medical has paid US$1 million as deposit.

Mr. Pijun Liu, Chief Executive Officer of the Company, commented, “We are excited about the sales of monkeypox virus kits and antigen tests to Parkway Medical after obtaining the exclusive sales channel from Jiqing Biomedical Technology Co. Ltd. It is important for us to be efficient so that we can take the lead to effectively tackle the challenges of the monkeypox outbreak. We are delighted to work with Parkway Medical to provide the test kits and antigen tests to overseas market as we aim to contribute to the prevention and control of the outbreak. With the support of our developed business ecosystem, we are optimistic about the future of Wetrade as it will definitely seize business opportunities and generate strong momentum for our growth.”

About WeTrade Group Inc.

WeTrade Group Inc. is a technical service provider of SAAS and Cloud Intelligent System for micro-businesses, and a pioneering internationalized system in the global micro-business cloud intelligence field and the leader, innovator and promoter of the world’s cloud intelligent system for micro-businesses. WeTrade Group independently developed the cloud intelligent system for micro-businesses (Abbreviation: YCloud). YCloud strengthens users’ marketing relationship and CPS commission profit management through leading technology and big data analysis. It also helps increase the payment scenarios to increase customers’ revenue by multi-channel data statistics, AI fission and management as well as improved supply chain system. As of today, YCloud’s business has successfully landed in mainland China and Hong Kong, covering the micro business industry, tourism industry, hospitality industry, livestreaming and short video industry, aesthetic medical industry and traditional retail industry. For more information, please visit https://ir.wetg.group.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company’s encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.